EXHIBIT 99.1
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     Media Contact:                         Supplier Contact:
     David Lanzillo                         800-721-9884  (U.S.)
     607-377-8259 (office)                  +852-2610-2323 (international)
     607-368-0037 (mobile)                  suppliers@worldkitchen.com


  WORLD KITCHEN AGREES ON TERMS OF FINANCIAL RESTRUCTURING WITH HOLDERS OF MORE
                            THAN 80% OF FUNDED DEBT

PROPOSED FINANCIAL RESTRUCTURING WILL REDUCE COMPANY'S DEBT FROM $812 MILLION TO
    $373 MILLION AND BE IMPLEMENTED THROUGH VOLUNTARY CHAPTER 11 PROCEEDING

   COMPANY PLANS TO MAINTAIN NORMAL OPERATIONS DURING REORGANIZATION PROCESS

                JPMORGAN CHASE-LED BANK GROUP AGREES TO PROVIDE
            UP TO $75 MILLION DEBTOR-IN-POSSESSION FINANCING PACKAGE

        COMPANY EXPECTS TO EMERGE FROM CHAPTER 11 ON EXPEDITED TIMELINE

ELMIRA, NEW YORK, MAY 31, 2002 - WKI Holding Company, Inc. (WKI), which operates principally through its subsidiary World Kitchen, Inc., today announced that it has reached agreement on the terms of a financial restructuring with the steering committee for its bank group and a group of affiliated parties that is comprised of the Company's primary shareholder as well as its largest bondholder, which holds approximately 40% of the outstanding senior subordinated bonds. By reducing WKI's funded debt by approximately $440 million, from $812 million to $373 million, the debt restructuring will provide the Company with more financial flexibility to implement its business strategy. To pursue the financial restructuring, WKI and all of its direct and indirect wholly-owned U.S. subsidiaries have filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois. Given that the proposed financial restructuring has the support of parties representing more than 80% of the Company's funded debt, the Company hopes to emerge from the chapter 11 process on an expedited timeline. WKI expects to file a proposed plan of reorganization in the near future, and will work expeditiously with its stakeholders to finalize, obtain court approval for and implement the plan.

WKI intends to maintain normal business operations on a global basis during the chapter 11 process, including at its non-U.S. subsidiaries, which are not included in the chapter 11 proceedings. The Company will continue delivering all of its customer orders on time and in full. It also will make timely payment for goods and services provided on or after the filing date


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in  the  normal  course of business and in accordance with the terms of existing supplier agreements. It is anticipated that employees will be paid in the normal manner and all health and welfare benefit plans will continue. The Company plans to fund operations during the chapter 11 process with existing cash, cash flow from operations and up to $75 million in a new debtor-in-possession financing package that has been committed by a bank group led by JPMorgan Chase Bank.

The terms of the proposed financial restructuring include the conversion by the bank group of $189 million of its debt into equity, conversion by an affiliated lender of 100% of its separate $25 million credit facility claims into equity, and the conversion of $200 million of senior subordinated bondholders' claims into equity.

WKI's proposed financial restructuring represents a milestone in the Company's turnaround, which began in early 2001, and initially focused on improving the quality of its operations. During the chapter 11 process, WKI intends to continue to make operational improvements while also increasing new product and marketing initiatives geared toward enhancing its portfolio of well-known housewares brands.

Steven G. Lamb, President and Chief Executive Officer of WKI, said: "When I joined World Kitchen early last year, it was a company with considerable potential - one with the finest brand portfolio in its industry - but in need of considerable change in order to maximize the value of its industry-leading assets. We have accomplished a lot during the past year by increasing supply chain efficiency, improving our working capital management and enhancing customer service. These initiatives have begun to bear fruit, as evidenced by the positive response of our customers and improved financial results.

"This Company simply has too much debt to fully execute its business strategy. The development of our proposed financial restructuring is an important accomplishment and its implementation will give us financial flexibility to operate our business more efficiently. Equally important, the support we have received from our stakeholders in developing this plan illustrates their confidence in World Kitchen's future prospects."

Mr. Lamb concluded: "While we regret the impact that our chapter 11 filing might have on some of our constituencies, it is the right course of action to establish a capital structure that will enable us to realize our full potential. We are confident that we will be able to maintain business as usual during this process, including payment for goods and services provided to us on or after the filing date, full and timely deliveries of all customer orders, and normal salary and benefits


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for  our  employees.  Our  objective  is  to  complete the chapter 11 process as quickly as possible so that we can focus on executing our business strategy, delighting our customers and creating value for all of our stakeholders."

Patrick Daniello, a Managing Director of JPMorgan Chase Bank, which serves as administrative agent for WKI's secured credit facility and as a member of the bank steering committee, said: "The proposed financial restructuring being contemplated with World Kitchen and the other parties is an effective step towards positioning the Company to realize its full potential. We have considerable confidence in what the Company's strong management team can achieve once its debt has been reduced."

WKI and its U.S subsidiaries have filed a number of first-day motions with the Bankruptcy Court in order to accomplish a smooth transition to chapter 11 without business disruption. The Company expects that these motions, which are consistent with those made in other chapter 11 filings, will be addressed promptly by the Bankruptcy Court. The motions include requests to pay employee wages and benefits, honor pre-petition customer obligations and take other steps to preserve business as usual to the maximum extent possible.

Suppliers with questions about the restructuring may call 800-721-9884 (in the U.S.) or +852-2610-2323 (outside of the U.S.) or send an e-mail to suppliers@worldkitchen.com.

About  World  Kitchen

World  Kitchen's principal products are glass, glass ceramic and metal cookware,

bakeware, tabletop products and cutlery sold under well-known brands including CorningWare, Pyrex, Corelle, Visions, Revere, EKCO, Baker's Secret, Chicago Cutlery, Regent Sheffield, OXO and Grilla Gear. World Kitchen has been an affiliate of Borden, Inc. and a member of the Borden Family of Companies since April 1998. The Company currently employs approximately 3,200 people and has major manufacturing and distribution operations in the United States, Canada, South America and Asia-Pacific regions.


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